Exhibit(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Mutual Funds, Inc. on Form N-1A ("Registration Statement") of our report dated December 29, 2005 relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Report to Shareholders of the DWS Gold & Precious Metals Fund (formerly Scudder Gold and Precious Metals Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm and Reports to Shareholders" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2006